EXHIBIT 99.1
     EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented here because Sierra Pacific Resources (the “Company”) considers it a supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than we do, which will limit its usefulness as a comparative measure.
          Because of these limitations, the Company’s management relies primarily on our GAAP results as a measure of the Company’s performance and uses EBITDA on a supplemental basis.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)

Sierra Pacific Resources

EBITDA

	Year Ended December 31,
	2007		2006		2005		2004
Net Income Applicable to Common Stock	$197,295		$277,451		$82,237		$28,571

Interest charges	279,788		311,088		284,927		307,546
Income taxes	87,555		145,605		43,118		18,050
Depreciation and amortization	235,532		228,875		214,662		205,922

EBITDA	$800,170		$963,019		$624,944		$560,089

EBITDA/Interest charges	2.86	x	3.10	x	2.19	x	1.82	x
Total Debt/EBITDA	5.31	x	4.16	x	6.20	x	7.30	x

Sierra Pacific Resources

Interest charges	$279,788		$311,088		$284,927		$307,546

Long-term debt	$4,137,864		$4,001,542		$3,817,122		$4,081,281
Current maturities of long-term debt	110,285		8,348		58,909		8,491

Total Debt	$4,248,149		$4,009,890		$3,876,031		$4,089,772

Nevada Power Company

EBITDA

	Year Ended December 31,
	2007		2006		2005		2004
Net Income	$165,694		$224,540		$132,734		$104,312

Interest charges	174,667		176,612		134,657		137,388
Income taxes	78,352		117,510		63,995		56,572
Depreciation and amortization	152,139		141,585		124,098		118,841

EBITDA	$570,852		$660,247		$455,484		$417,113

EBITDA/Interest charges	3.27	x	3.74	x	3.38	x	3.04	x
Total Debt/EBITDA	4.44	x	3.61	x	4.88	x	5.47	x

Nevada Power Company

Interest charges	$174,667		$176,612		$134,657		$137,388

Long-term debt	$2,528,141		$2,380,139		$2,214,063		$2,275,690
Current maturities of long-term debt	8,642		5,948		6,509		6,091

Total Debt	$2,536,783		$2,386,087		$2,220,572		$2,281,781

Sierra Pacific Power Company

EBITDA

	Year Ended December 31,
	2007		2006		2005		2004
Net Income	$65,667		$57,709		$52,074		$18,577

Interest charges	60,735		71,506		69,067		62,831
Income taxes	26,009		27,829		28,379		325
Depreciation and amortization	83,393		87,279		90,569		86,806

EBITDA	$235,804		$244,323		$240,089		$168,539

EBITDA/Interest charges	3.88	x	3.42	x	3.48	x	2.68	x
Total Debt/EBITDA	5.03	x	4.39	x	4.14	x	5.91	x

Sierra Pacific Power Company

Interest charges	$60,735		$71,506		$69,067		$62,831

Long-term debt	$1,084,550		$1,070,858		$941,804		$994,309
Current maturities of long-term debt	101,643		2,400		52,400		2,400

Total Debt	$1,186,193		$1,073,258		$994,204		$996,709